As filed with the Securities and Exchange Commission on June 24, 2015

Registration Statement No. 333-204154

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-11
FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

LoanCore Realty Trust, Inc.
(Exact name of registrant as specified in its governing instruments)

55 Railroad Avenue, Suite 100
Greenwich, Connecticut 06830
Tel: (203) 861-6000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Mark Finerman
Chairman, Chief Executive Officer and President
LoanCore Realty Trust, Inc.
55 Railroad Avenue, Suite 100
Greenwich, Connecticut 06830
Tel: (203) 861-6000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Edward F. Petrosky, Esq. J. Gerard Cummins, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel: (212) 839-5300 Fax: (212) 839-5599	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel: (212) 735-3000 Fax: (212) 735-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	$345,000,000	$40,089(3)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of common stock subject to the underwriters’ over-allotment option.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely to file certain exhibits hereto. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses and Issuance and Distribution

Set forth below are the fees and expenses, other than the underwriting discount, to be incurred by us in connection with the issuance and distribution of the common stock being registered. All amounts set forth below are estimates, except the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee	$40,089
FINRA filing fee	52,250
New York Stock Exchange listing fee	138,032
Legal fees and expenses	3,000,000
Printing and engraving expenses	350,000
Accounting fees and expenses	925,000
Transfer agent’s fees and expenses	250,000
Miscellaneous	744,629
Total	$5,500,000

Item 32. Sales to Special Parties

None.

Item 33. Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement on Form S-11, we sold unregistered securities to a limited number of persons, as described below:

•	On December 6, 2013, DivCore Subordinate Debt Club I REIT Holding, LLC, our predecessor, issued to the DivCore Fund (i) 100% of its common share interests in return for approximately $59.4 million in capital contributions and (ii) an aggregate principal amount of approximately $106.7 million of 12% subordinate debt at par. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the securities were issued in transactions that did not involve any public offering.
•	On January 17, 2014, DivCore Subordinate Debt Club I REIT Holding, LLC, our predecessor, issued 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Shares, liquidation preference of $1,000 per share, to certain unaffiliated third parties for gross proceeds of $125,000. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in a transaction that did not involve any public offering.
•	On February 2, 2015, we issued 100 shares of our common stock to LoanCore Capital, LLC in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in a transaction that did not involve any public offering.
•	As part of our formation transactions, the DivCore Fund, which currently holds all of the common share interests of DivCore Subordinate Debt Club I REIT Holding, LLC, our predecessor, will receive an aggregate of 2,700,950 shares of our common stock in connection with the merger between us and DivCore Subordinate Debt Club I REIT Holding, LLC, Inc. Such issuances will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares will be issued in a transaction that does involve any public offering.

•	Concurrently with the completion of this offering, (1) certain members of our Manager’s senior management team and an affiliate of LoanCore Capital, LLC will purchase an aggregate of $15 million of shares of our common stock, (2) an affiliate of GIC Real Estate Private Limited, the real estate investment arm of GIC Private Limited, will purchase the lesser of (a) $150 million of shares of our common stock and (b) a number of shares equal to 30% of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), and (3) Jefferies Group LLC will purchase $40 million of shares of our common stock, in each case in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount. Such issuances will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares will be issued in transactions that will not involve any public offering.

Item 34. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was (1) committed in bad faith or (2) the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Upon the completion of this offering, we expect to enter into customary indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted under Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under our management agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us, which limits our Manager’s obligations to us to those specifically set forth in our management agreement. The ability of our Manager and its officers and other personnel, including our chairman and executive officers, to engage in other business activities may reduce the time our Manager spends managing us.

Item 35. Treatment of Proceeds from Stock Being Registered

None of the proceeds of this offering will be credited to an account other than the appropriate capital account.

Item 36. Financial Statements and Exhibits

(a)   Financial Statements and Financial Statement Schedule.   See page F-1 for an index of the financial statements included in this registration statement on Form S-11.

(b)   Exhibits.   The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
2.1	Form of Agreement and Plan of Merger by and among LoanCore Realty Trust, Inc., DivCore Subordinate Debt Club I REIT Holding, LLC and the common equity holders of DivCore Subordinate Debt Club I REIT Holding, LLC

Exhibit Number	Exhibit Description
3.1†	Form of Articles of Merger of DivCore Subordinate Debt Club I REIT Holding, LLC with and into LoanCore Realty Trust, Inc.
3.2†	Form of Articles of Amendment and Restatement of LoanCore Realty Trust, Inc., to be effective prior to the completion of this offering
3.3†	Form of Bylaws of LoanCore Realty Trust, Inc., to be effective prior to the completion of this offering
4.1†	Specimen Common Stock Certificate of LoanCore Realty Trust, Inc.
5.1	Opinion of Venable LLP regarding the validity of the securities being registered
8.1	Opinion of Sidley Austin LLP regarding tax matters
10.1	Form of Management Agreement between LoanCore Advisors, LLC and LoanCore Realty Trust, Inc.
10.2	Form of Registration Rights Agreement between LoanCore Realty Trust, Inc. and LoanCore Advisors, LLC
10.3	Form of Stock Purchase Agreement, dated as of June 22, 2015, by and among LoanCore Realty Trust, Inc., Mark Finerman, Christopher McCormack, Daniel Bennett, Jordan Bock, Gary Berkman, Stuart Shiff, GICRE and Jefferies Group
10.4	Form of Registration Rights Agreement among LoanCore Realty Trust, Inc., Mark Finerman, Christopher McCormack, Daniel Bennett, Jordan Bock, Gary Berkman, Stuart Shiff, GICRE and Jefferies Group
10.5	Form of Investor Rights Agreement among LoanCore Realty Trust, Inc., LoanCore Advisors, LLC, LoanCore Capital, LLC, Mark Finerman, Christopher McCormack, Daniel Bennett, Jordan Bock, Gary Berkman and GICRE
10.6	Form of Investor Rights Agreement among LoanCore Realty Trust, Inc., LoanCore Advisors, LLC, LoanCore Capital, LLC, Mark Finerman, Christopher McCormack, Daniel Bennett, Jordan Bock, Gary Berkman and Jefferies Group
10.7	Purchase Agreement, dated June 22, 2015, by and among LoanCore Realty Trust, Inc., DivCore Subordinate Debt Club I, LP, Series A, DivCore Subordinate Debt Club I, LP, Series B and DivCore Subordinate Debt Club I, LP, Series C
10.8	Form of Mortgage Loan Purchase Agreement, dated as of June 22, 2015, by and between Jefferies LoanCore LLC and LCRT Holdings LLC
10.9†	Form of 2015 Equity Incentive Plan of LoanCore Realty Trust, Inc.
10.10†	Form of Restricted Stock Award Agreement for Non-Executive Directors
10.11†	Master Repurchase Agreement, dated as of June 15, 2015, by and between LCRT Warehouse I LLC and Deutsche Bank AG, Cayman Islands Branch
10.12†	Form of Indemnification Agreement between LoanCore Realty Trust, Inc. and each of its directors and executive officers
10.13†	Indenture, dated as of December 6, 2013, by and between DivCore CLO 2013-1, Ltd., DivCore CLO 2013-1, LLC, Wells Fargo Bank, National Association and Situs Asset Management LLC
10.14†	Collateral Management Agreement, dated as of December 6, 2013, by and between DivCore CLO 2013-1, Ltd. and DivCore Subordinate Debt Club I Advisors, LLC
10.15†	Master Repurchase and Securities Contract Agreement, dated as of June 15, 2015, by and between Morgan Stanley Bank, N.A. and LCRT Warehouse II LLC
10.16†	Guaranty, dated as of June 15, 2015, by LoanCore Realty Trust, Inc. for the benefit of Deutsche Bank AG, Cayman Islands Branch
10.17†	Guaranty Agreement, dated as of June 15, 2015, by LCRT Holdings LLC and LoanCore Realty Trust, Inc. in favor of Morgan Stanley Bank, N.A.
10.18	Form of Jefferies LoanCore (Europe) Limited UK Loan Sale Agreement by and between Jefferies LoanCore (Europe) Limited and LCRT Holdings LLC
21.1†	List of Subsidiaries of LoanCore Realty Trust, Inc. upon the completion of this offering
23.1	Consent of Venable LLP (included in Exhibit 5.1)
23.2	Consent of Sidley Austin LLP (included in Exhibit 8.1)
23.3†	Consent of PricewaterhouseCoopers LLP
24.1†	Power of Attorney (included on the signature page to this registration statement)
99.1†	Consent of Mark Finerman to be named as a Director
99.2†	Consent of Dean Adler to be named as an Independent Director
99.3†	Consent of William Gallagher to be named as an Independent Director
99.4†	Consent of Alan Nussenblatt to be named as an Independent Director
99.5†	Consent of Suhail Rizvi to be named as an Independent Director

†	Previously filed.

Item 37. Undertakings

(a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)   The undersigned registrant hereby further undertakes that:

(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment no. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Greenwich, State of Connecticut, on this 24th day of June, 2015.

LOANCORE REALTY TRUST, INC.

By:	/s/ Mark Finerman
	Name:	Mark Finerman
	Title:	Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Finerman	Chairman, Chief Executive Officer and President (Principal Executive Officer)	June 24, 2015
Mark Finerman

/s/ Christopher McCormack	Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	June 24, 2015
Christopher McCormack

/s/ Jordan Bock	Chief Investment Officer, Secretary and Director	June 24, 2015
Jordan Bock

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
2.1	Form of Agreement and Plan of Merger by and among LoanCore Realty Trust, Inc., DivCore Subordinate Debt Club I REIT Holding, LLC and the common equity holders of DivCore Subordinate Debt Club I REIT Holding, LLC
3.1†	Form of Articles of Merger of DivCore Subordinate Debt Club I REIT Holding, LLC with and into LoanCore Realty Trust, Inc.
3.2†	Form of Articles of Amendment and Restatement of LoanCore Realty Trust, Inc., to be effective prior to the completion of this offering
3.3†	Form of Bylaws of LoanCore Realty Trust, Inc., to be effective prior to the completion of this offering
4.1†	Specimen Common Stock Certificate of LoanCore Realty Trust, Inc.
5.1	Opinion of Venable LLP regarding the validity of the securities being registered
8.1	Opinion of Sidley Austin LLP regarding tax matters
10.1	Form of Management Agreement between LoanCore Advisors, LLC and LoanCore Realty Trust, Inc.
10.2	Form of Registration Rights Agreement between LoanCore Realty Trust, Inc. and LoanCore Advisors, LLC
10.3	Form of Stock Purchase Agreement, dated as of June 22, 2015, by and among LoanCore Realty Trust, Inc., Mark Finerman, Christopher McCormack, Daniel Bennett, Jordan Bock, Gary Berkman, Stuart Shiff, GICRE and Jefferies Group
10.4	Form of Registration Rights Agreement among LoanCore Realty Trust, Inc., Mark Finerman, Christopher McCormack, Daniel Bennett, Jordan Bock, Gary Berkman, Stuart Shiff, GICRE and Jefferies Group
10.5	Form of Investor Rights Agreement among LoanCore Realty Trust, Inc., LoanCore Advisors, LLC, LoanCore Capital, LLC, Mark Finerman, Christopher McCormack, Daniel Bennett, Jordan Bock, Gary Berkman and GICRE
10.6	Form of Investor Rights Agreement among LoanCore Realty Trust, Inc., LoanCore Advisors, LLC, LoanCore Capital, LLC, Mark Finerman, Christopher McCormack, Daniel Bennett, Jordan Bock, Gary Berkman and Jefferies Group
10.7	Purchase Agreement, dated June 22, 2015, by and among LoanCore Realty Trust, Inc., DivCore Subordinate Debt Club I, LP, Series A, DivCore Subordinate Debt Club I, LP, Series B and DivCore Subordinate Debt Club I, LP, Series C
10.8	Form of Mortgage Loan Purchase Agreement, dated as of June 22, 2015, by and between Jefferies LoanCore LLC and LCRT Holdings LLC
10.9†	Form of 2015 Equity Incentive Plan of LoanCore Realty Trust, Inc.
10.10†	Form of Restricted Stock Award Agreement for Non-Executive Directors
10.11†	Master Repurchase Agreement, dated as of June 15, 2015, by and between LCRT Warehouse I LLC and Deutsche Bank AG, Cayman Islands Branch
10.12†	Form of Indemnification Agreement between LoanCore Realty Trust, Inc. and each of its directors and executive officers
10.13†	Indenture, dated as of December 6, 2013, by and between DivCore CLO 2013-1, Ltd., DivCore CLO 2013-1, LLC, Wells Fargo Bank, National Association and Situs Asset Management LLC
10.14†	Collateral Management Agreement, dated as of December 6, 2013, by and between DivCore CLO 2013-1, Ltd. and DivCore Subordinate Debt Club I Advisors, LLC
10.15†	Master Repurchase and Securities Contract Agreement, dated as of June 15, 2015, by and between Morgan Stanley Bank, N.A. and LCRT Warehouse II LLC
10.16†	Guaranty, dated as of June 15, 2015, by LoanCore Realty Trust, Inc. for the benefit of Deutsche Bank AG, Cayman Islands Branch
10.17†	Guaranty Agreement, dated as of June 15, 2015, by LCRT Holdings LLC and LoanCore Realty Trust, Inc. in favor of Morgan Stanley Bank, N.A.
10.18	Form of Jefferies LoanCore (Europe) Limited UK Loan Sale Agreement by and between Jefferies LoanCore (Europe) Limited and LCRT Holdings LLC
21.1†	List of Subsidiaries of LoanCore Realty Trust, Inc. upon the completion of this offering
23.1	Consent of Venable LLP (included in Exhibit 5.1)
23.2	Consent of Sidley Austin LLP (included in Exhibit 8.1)
23.3†	Consent of PricewaterhouseCoopers LLP
24.1†	Power of Attorney (included on the signature page to this registration statement)
99.1†	Consent of Mark Finerman to be named as a Director
99.2†	Consent of Dean Adler to be named as an Independent Director
99.3†	Consent of William Gallagher to be named as an Independent Director
99.4†	Consent of Alan Nussenblatt to be named as an Independent Director
99.5†	Consent of Suhail Rizvi to be named as an Independent Director

†	Previously filed.